Exhibit 99.1

Consumers Bancorp, Inc. Reports:

•	Earnings per share for the nine months ended March 31, 2011 increased by 13.7% over the same period last year
•	Net Income of $482 thousand for the third fiscal quarter of 2011 and $1.7 million for the nine month period ended March 31, 2011
•	Total assets increased $26.4 million, or an annualized 13.4%, during the nine months ended March 31, 2011

Minerva, Ohio— April 25, 2011 (OTCBB: CBKM) Consumers Bancorp, Inc. (Consumers) today reported third fiscal quarter 2011 earnings per share of $0.24 compared to $0.28 for the previous quarter ended December 31, 2010 and compared to $0.21 for the same period ended March 31, 2010. Net income for the third fiscal quarter of 2011 was $482 thousand, a decrease of $92 thousand from the previous quarter ended December 31, 2010 and an increase of $57 thousand, or 13.4%, from the same period last year.

For the nine months ended March 31, 2011, net income was $1.7 million compared to $1.5 million for the same period last year.  Fiscal year-to-date net income per share increased by 13.7% to $0.83 compared to $0.73 for the same period last year. Return on average assets and return on average equity for the nine months ended March 31, 2011 were 0.81% and 9.28%, respectively, compared to 0.78% and 8.80%, respectively, for the same period last year.

Net interest income for the third fiscal quarter of 2011 increased by $183 thousand from the same period last year, with interest income increasing by $45 thousand and interest expense decreasing by $138 thousand. The net interest margin was 4.20% for both the current quarter ended March 31, 2011 and the previous quarter ended December 31, 2010 and this compares with 4.41% for the same year ago period. The Corporation’s yield on average interest-earning assets was 4.86% for the three months ended March 31, 2011, a decline from 5.41% for the same period last year. The Corporation’s cost of funds decreased to 0.89% for the three months ended March 31, 2011 from 1.28% for the same period last year.

Other income was $402 thousand for the third fiscal quarter of 2011 compared with $399 thousand for the quarter ended March 31, 2010. Other income in the third fiscal quarter of 2011 was impacted by an additional $150 thousand impairment charge on the Bank’s only trust preferred holding, which had an adjusted amortized cost of $372 thousand as of March 31, 2011. In the third fiscal quarter of 2010, other income was impacted by a $100 thousand impairment charge on that same trust preferred holding and a $51 thousand loss from the sale of other real estate owned. Other expenses increased $127 thousand, or 5.5%, for the third fiscal quarter of 2011 from the same period last year.

Ralph J. Lober, President and Chief Executive Officer, stated, “quarter and year-to-date results reflect consistent core operations and strong balance sheet growth. Like most of the industry, our deposit growth has out-paced our loan demand over the last year. As the economy improves, we expect deposits to moderate and loan demand to improve allowing us to gradually shift funds from lower yielding investments into higher yielding asset classes. Our business development efforts and geographic expansion to Hartville and Lake Township Ohio will provide opportunities to grow the loan portfolio.”

Assets at March 31, 2011 totaled $289.8 million, an increase of $26.4 million from June 30, 2010.  From June 30, 2010, total securities increased by $17.9 million, gross loans increased $2.6 million and deposits increased $25.6 million.

Non-performing assets were $2.1 million at March 31, 2011, compared with $2.4 million at June 30, 2010 and $2.7 million at March 31, 2010. Non-performing assets declined to their lowest level in a two year period. Non-performing assets to total assets improved to 0.72% at March 31, 2011 from 1.06% at March 31, 2010.

The allowance for loan losses as a percent of total loans at March 31, 2011 was 1.19% and 1.33% at March 31, 2010. For the nine month period ended March 31, 2011, annualized net charge-offs to total loans were 0.39% compared with 0.14% for the same period last year. “The most recent quarter brought the resolution of several non-performing credits for which the Bank had specific reserves. While these actions result in a decreased reserve balance at quarter end, we believe that, based on recent information, the allowance for loan losses is sufficient to meet probable incurred losses. The current level of non-performing assets and strengthening of borrower financial positions are reflected in our analysis,” commented Lober.

Consumers provides a complete range of banking and other investment services to businesses and clients through its CNB offices in Minerva, Salem, Waynesburg, Hanoverton, Carrollton, Alliance, Lisbon, Louisville, East Canton, and Malvern, Ohio. Information about Consumers National Bank can be accessed on the internet at http://www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: regional and national economic conditions, including employment and real estate markets, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets, changes in levels of market interest rates which could reduce anticipated or actual margins, the nature, extent and timing of governmental actions and reforms, credit risks of lending activities, competitive pressures on product pricing and services and changes in technology.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc.
Consolidated Financial Highlights

(Dollars in thousands, except per share data)

	Three Month Period Ended		Nine Month Period Ended
Consolidated Statements of Income	March 31, 2011	March 31, 2010	March 31, 2011	March 31, 2010
Total interest income	$3,150	$3,105	$9,575	$9,441
Total interest expense	442	580	1,498	1,994
Net interest income	2,708	2,525	8,077	7,447
Provision for loan losses	100	110	344	453
Other income	402	399	1,590	1,689
Other expenses	2,419	2,292	7,161	6,784
Income before income taxes	591	522	2,162	1,899
Income tax expense	109	97	473	408
Net income	$482	$425	$1,689	$1,491

Basic earnings per share	$0.24	$0.21	$0.83	$0.73

Consolidated Statements of Financial Condition		March 31, 2011	March 31, 2010
Assets
Cash and cash equivalents		$14,792	$10,463
Certificates of deposit in other financial institutions		4,165	589
Securities, available-for-sale		82,112	66,310
Federal bank and other restricted stocks, at cost		1,186	1,186
Total loans		176,898	170,195
Less: allowance for loan losses		2,101	2,270
Net loans		174,797	167,925
Other assets		12,785	11,472
Total assets		$289,837	$257,945
Liabilities and Shareholders’ Equity
Deposits		$241,879	$211,260
Other interest-bearing liabilities		21,795	21,804
Other liabilities		1,959	1,901
Total liabilities		265,633	234,965
Shareholders’ equity		24,204	22,980
Total liabilities and shareholders’ equity		$289,837	$257,945

		At or For the Nine Month Period Ended
Performance Ratios:		March 31, 2011	March 31, 2010
Return on Average Assets (Annualized)		0.81%	0.78%
Return on Average Equity (Annualized)		9.28	8.80
Average Equity to Average Assets		8.75	8.92
Net Interest Margin (Fully Tax Equivalent)		4.23	4.27

Market Data:
Book Value to Common Share		$11.83	$11.29
Fiscal YTD Dividends Paid per Common Share		0.30	0.30
Period End Common Shares		2,046,673	2,035,301

Asset Quality:
Net Charge-offs to Total Loans (Annualized)		0.39%	0.14%
Non-performing Assets to Total Assets		0.72	1.06
ALLL to Total Loans		1.19	1.33